Exhibit 99.1
INTERNATIONAL PAPER PLAZA 400 ATLANTIC STREET STAMFORD, CT 06921

News Release

Media Contacts:	Amy J. Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper Announces Revisions to Third-Quarter Preliminary

Earnings Due To Change in Income Tax Provision

STAMFORD, Conn. – Nov. 8, 2005 – International Paper (NYSE: IP) today announced that its third-quarter 2005 earnings are being revised from the earnings press release issued Oct. 25 due to changes in income tax provisions and after-tax amounts, primarily related to the sale of Carter Holt Harvey shares.

The revisions resulted in a $20 million decrease in third-quarter net earnings from $1,043 million ($2.07 per share) to $1,023 million ($2.03 per share) and a $23 million decrease in third quarter earnings from continuing operations and before special items from $162 million ($.33 per share) to $139 million ($0.29 per share). The revisions also impacted the classification of earnings from continuing operations and earnings from discontinued operations in periods prior to the 2005 third quarter. There were no changes to the previously announced sales and operating profit by industry segment.

The income tax calculations were corrected in connection with the company’s routine internal control procedures, and will be detailed in an amended Form 8-K (Form 8-K/A) to be furnished to the Securities and Exchange Commission today. Final operating results for all periods will be reflected in the company’s Form 10-Q for the third quarter when filed. In addition, the complete, revised earnings press release is available at www.internationalpaper.com, by clicking on the “News Releases” link under the “Investors” tab.

The impact of the revisions for the three and nine months ended Sept. 30, 2005, is summarized in the following table.

Summary of Earnings and Diluted EPS

For the three months and nine months ended Sept. 30, 2005

(in millions, except per share amounts)

	Preliminary Earnings Announced Oct. 25	Final Earnings Filed in Form 10-Q	Change
For the three months ended Sept. 30, 2005
Net earnings	$1,043	$1,023	($20)
Less - income from discontinued operations	278	281	3

Earnings from continuing operations	765	742	(23)
Less - net special items income	603	603	—

Earnings from continuing operations and before special items	$162	$139	($23)

Diluted earnings per share
Net earnings	$2.07	$2.03	($0.04)
Less - income from discontinued operations	0.55	0.55	—

Earnings from continuing operations	1.52	1.48	(0.04)
Less - net special items income	1.19	1.19	—

Earnings from continuing operations and before special items	$0.33	$0.29	($0.04)

For the nine months ended Sept. 30, 2005
Net earnings	$1,197	$1,177	($20)
Less - income from discontinued operations	261	236	(25)

Earnings from continuing operations	936	941	5
Less - net special items income	463	475	12

Earnings from continuing operations and before special items	$473	$466	($7)

Diluted earnings per share
Net earnings	$2.40	$2.36	($0.04)
Less - income from discontinued operations	0.52	0.46	(0.06)

Earnings from continuing operations	1.88	1.90	0.02
Less - net special items income	0.91	0.94	0.03

Earnings from continuing operations and before special items	$0.97	$0.96	($0.01)

Headquartered in the United States, International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality.

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This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to (i) market and economic factors, including changes in the cost or availability of raw materials and energy, competition, demand and pricing for the Company’s products, the level of housing starts, changes in international economic conditions, specifically in Brazil, Russia, Poland and China, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes, (ii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, customers and vendors and the ability to realize anticipated profit improvement from the plan, and (iii) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.